Exhibit 2.1

PLAN OF CONVERSION OF PASSPORT RESTAURANTS, INC.
FROM A TEXAS CORPORATION
INTO A DELAWARE CORPORATION

This Plan of Conversion (this “Plan”), is entered into and adopted effective as of August ___, 2007 (the “Adoption Date”) by Passport Restaurants, Inc., a business corporation organized under the laws of the State of Texas (“Passport”).

RECITALS:

A. Passport is a corporation duly organized and existing under the laws of the State of Texas, having been formed on September 18, 2000 under the name Leopard Holdings, Inc. and having changed its name thereafter to Passport Restaurants, Inc. on July 21, 2003;

B.  The authorized capital stock of Passport consists of 50,000,000 shares of common stock, par value $0.001 per share, of which 993,962 shares were issued and outstanding as of the Adoption Date and 10,000,000 shares of Preferred Stock, no par value, of which no shares were issued and outstanding as of the Adoption Date, the date of voting on the redomiciling and conversion; and

C. The Board of Directors and shareholders of Passport deem it advisable for the general welfare and advantage of the corporation of Passport and its shareholders that Passport convert from a Texas corporation into a Delaware corporation pursuant to this Plan and pursuant to the applicable provisions of the laws of the State of Texas and of the State of Delaware.

PLAN

1.  CONVERSION TO DELAWARE CORPORATION. As of the Effective Time, Passport shall cease to be a Texas corporation and shall become a Delaware corporation. The “Effective Time” shall be that date on which (A) the Secretary of State of the State of Texas has issued a certificate of conversion pursuant to Article 5.19 of the Texas Business Corporation Act (“TBCA”) following filing of the Articles of Conversion, in substantially the form attached hereto as Exhibit A, with the Secretary of State of the State of Texas and (B) the Certificate of Conversion and Certificate of Incorporation, in substantially the forms attached hereto as Exhibit B, have been executed, acknowledged and filed in the office of the Secretary of State of the State of Delaware pursuant to Section 265 of the Delaware General Corporation Law (“DGCL”), all after satisfaction of the respective requirements of the applicable laws of said states prerequisite to such filings.

2.  NAME OF CONVERTED CORPORATION. As of the Effective Time, Passport’s name shall change to “Pacific Restaurant Holdings, Inc.” (“Pacific”).

3.  PASSPORT TO CONTINUE ITS CORPORATE EXISTENCE AS PACIFIC. As of the Effective Time, Passport, the converting entity, shall continue its existence as Pacific, a corporation duly formed and in existence pursuant to the laws of the State of Delaware. The Articles of Incorporation of Passport, as filed with the Texas Secretary of State, are attached hereto as Exhibit B.

4. GOVERNING LAW; CERTIFICATE OF INCORPORATION. As of the Effective Time, Pacific shall be governed by the laws of the State of Delaware and by the terms of the Certificate of Incorporation of Pacific, attached hereto as Exhibit C, which will be filed with the Secretary of State of the State of Delaware.

5.  BYLAWS.  As of the Effective Time, the bylaws of Pacific, attached hereto as Exhibit D, shall be adopted and shall comply with Delaware law.

6.  DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. The Board of Directors and officers of Passport shall become the Board of Directors and officers of Pacific, and such directors and officers are as follows:

DIRECTORS:	John M. Creed	Director
	Christopher R. Thomas	Director

OFFICERS:	John M. Creed	Chairman of Board of Directors and
Chief Executive Officer
	Steve Carbone	Chief Financial Officer and Secretary
DIRECTORS:
7.  CONVERSION OF COMMON STOCK. The manner and basis of converting shares of common stock of Passport into shares of common stock Pacific shall be on a l-for-1 basis. At the Effective Time, the certificates representing shares of common stock of Passport shall automatically convert into an equal number of shares of common stock of Pacific. All shares of common stock of Pacific shall have the same registered status under the Securities Act of 1933, as amended, as the corresponding shares of common stock of Passport prior to the Effective Time.

8.  EFFECT OF CONVERSION. At the Effective Time, Pacific shall succeed to, without other transfer, and shall possess and enjoy all the rights, privileges, immunities, powers, and franchises both of a public and a private nature, and be subject to all the restrictions, disabilities, and duties of Passport and shall own all property, real, personal, and mixed, and shall be obligated for all prior debts of Passport on whatever account, and all rights of creditors and all liens upon any property of Passport shall be preserved unimpaired, and all debts liabilities, and duties of Passport shall attach to Pacific and may be enforced against it. No shareholder shall, as a result of this conversion, become personally liable for the liabilities or obligations of the converted entity.

9.  ACCOUNTING MATTERS. The assets and liabilities of Passport immediately prior to the Effective Time shall be recorded on the books of Pacific in the amounts at which they were carried at such time on the books of Passport.

10. APPROVAL OF SHAREHOLDERS; FILING ARTICLES OF CONVERSION. The Board of Directors of Passport adopted this Plan and then submitted this Plan to the shareholders of Passport for their approval, as required by the TBCA, and subsequently approved by such shareholders.  The Articles of Conversion, in substantially the form attached hereto as Exhibit A, shall be signed and delivered to the Secretary of State of the State of Texas pursuant to Article 5.18 of the TBCA.

11. CONSTRUCTION. The captions and sections of this Plan are for convenience of reference only and shall not affect the meaning or construction of any of the terms or provisions of this Plan. Whenever the context so requires, all words used herein in any gender shall include the masculine, feminine, and neuter gender, all singular words shall include the plural, and all plural words shall include the singular.

12. GOVERNING LAW. To the extent not otherwise stated, this Plan shall be governed by and construed in accordance with the laws of the State of Texas.

13.  FURTHER DOCUMENTS. From time to time, as and when necessary, the President of Passport shall execute and deliver, or cause to be executed and delivered, all such deeds and instruments, and to take, or cause to be taken, such further or other action as he may deem necessary or desirable, in order to vest in and confirm to Pacific, title to, and possession of, any property of Passport acquired prior to the conversion, and otherwise to carry out the intent and purposes hereof; and the directors of Passport and the proper officers and directors of Passport are fully authorized, in the name of Passport or otherwise, to take any and all such action.

EXECUTED to be effective as of the date first shown above.

PASSPORT RESTAURANT HOLDINGS, INC.,
A Texas corporation
By:
Name: John M. Creed
Title: Chief Executive Officer

Exhibit A

Articles of Conversion

Exhibit B

Articles of Incorporation

of

Passport Restaurants, Inc.

Exhibit C

Delaware Certificate of Conversion

and

Certificate of Incorporation

of

Pacific Restaurant Holdings, Inc.

Exhibit D

Bylaws

of

Pacific Restaurant Holdings, Inc.